CHAPMAN AND CUTLER LLP
                     111 WEST MONROE STREET
                    CHICAGO, ILLINOIS  60603



                        February 28, 2005



First Trust Portfolios, L.P.
1001 Warrenville Road
Lisle, Illinois  60532

The Bank of New York
Unit Investment Trust Office
101 Barclay Street, Fl. 20W
New York, New York  10286


     Re:                     FT 963

Gentlemen:

     We have acted as counsel for First Trust Portfolios, L.P., Depositor of FT 963 (the "Fund"), in connection with the issuance of units of fractional undivided interest in the Trust of said Fund (the "Trust"), under a Trust Agreement, dated March 4, 2005 (the "Indenture") between First Trust Portfolios, L.P., as Depositor, The Bank of New York, as Trustee, and First Trust Advisors L.P., as Evaluator and Portfolio Supervisor.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents as we have deemed pertinent. The opinions expressed herein assume that the Trusts will be administered, and investments by the Trusts from proceeds of subsequent deposits, if any, will be made in accordance with the terms of the Indenture. For purposes of the following discussion, it is assumed that the Trusts will hold interests in qualified regulated investment companies ("RICs") under the Internal Revenue Code of 1986 (the "Securities"). It is assumed that the Securities constitute shares in funds qualifying as regulated investment companies for federal income tax purposes.

     We   have  not  independently  examined  the  assets  to  be
deposited in and held by the Trusts.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing United States Federal income tax law:

   (i) Each Trust is not an association taxable as a corporation for Federal income tax purposes, but will be governed by the provisions of subchapter J (relating to trusts) of chapter 1, of the Internal Revenue Code of 1986 (the "Code").

   (ii) Each Unitholder will be treated as the owner of a pro rata portion of each of the assets of the Trust under the Code in the proportion that the number of Units held by a Unitholder bears to the total number of Units outstanding. Under subpart E, subchapter J of Chapter 1 of the Code, income of the Trust will be treated as income of each Unitholder in the proportion described above; and an item of Trust income will have the same character in the hands of a Unitholder as it would have if the Unitholder directly owned the assets of the Trust. Each Unitholder will be considered to have received his or her pro rata share of income derived from each Trust asset when such income would be considered to be received by the Unitholder if the Unitholder directly owned the assets of the Trust.

      (iii) The price a Unitholder pays for his or her Units, generally including sales charges, is allocated among his or her pro rata portion of each Security held by the Trust (in proportion to the fair market values thereof on the valuation date closest to the date the Unitholder purchases his or her Units) in order to determine his or her tax basis for his or her pro rata portion of each Security held by the Trust. For Federal income tax purposes, a Unitholder's pro rata portion of distributions received by the Trust from the Securities, other than distributions which are designated as capital gains dividends or exempt-interest dividends, are taxable as ordinary income to the extent of the RIC's current and accumulated "earnings and profits." A Unitholder's pro rata portion of dividends which exceeds such current and accumulated earnings and profits will first reduce a Unitholder's tax basis in such Security, and to the extent that such dividends exceed a Unitholder's tax basis in such Security, shall be treated as gain from the sale or exchange of property. However, it is important to note that pursuant to the recently enacted "Jobs and Growth Tax Relief Reconciliation Act of 2003" (the "Tax Act"), certain ordinary income dividends received by the Trust (and distributed to the Unitholders) from a regulated investment company may qualify  to  be  taxed at the same new rates that  apply  to  net capital gain, provided certain holding period requirements are satisfied and provided the dividends are attributable to qualifying dividends received by the RIC itself. These special rules relating to the taxation of ordinary income dividends from regulated investment companies generally apply to taxable years beginning after December 31, 2002 and beginning before January 1, 2009. Regulated investment companies will provide notice to their shareholders of the amount of any distribution which may be taken into account as a dividend which is eligible for the new capital gains tax rates. Certain distributions on the Securities may qualify as "capital gain dividends," taxable to shareholders (and, accordingly, to the Unitholders as owners of a pro rata portion of the Securities) as long-term capital gain, regardless of how long a shareholder has owned such shares. Distributions of income and capital gains declared on Securities in October, November, or December will be deemed to have been paid to the shareholders (and, accordingly, to the Unitholders as owners of a pro rata portion of the Securities) on December 31 of the year they are declared, even when paid by the RIC during the following January.

   (iv) Gain or loss will be recognized to a Unitholder (subject to various nonrecognition provisions under the Code) upon redemption or sale of his or her Units, except to the extent an in kind distribution of Securities is received by such Unitholder from the Trust as discussed below. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of his or her Units. Before adjustment, such basis would normally be cost if the Unitholder had acquired his or her Units by purchase. Such basis will be reduced, but not below zero, by the Unitholder's pro rata portion of certain types of dividends. However, any loss realized by a Unitholder with respect to the disposition of his or her pro rata portion of Securities, to the extent such Unitholder has owned his or her Units for less than six months or the Trust has held the Securities for less than six months, will be disallowed to the extent of the exempt interest dividends the Unitholder received. If such loss is not entirely disallowed, it will be treated as long-term capital loss to the extent of the Unitholder's pro rata portion of any capital gain dividends received (or deemed to have been received) with respect to each Security.

   (v) Each Unitholder will have a taxable event when a Security is disposed of (whether by sale, exchange, liquidation, redemption, payment on maturity or otherwise), or when a Unitholder redeems or sells his units. A Unitholder's tax basis in his Units will equal his tax basis in his pro rata portion of all the assets of the Trust. Such basis is ascertained by apportioning the tax basis for his or her Units (as of the date on which the Units were acquired) ratably, according to their values as of the valuation date nearest the date on which he or she purchased such Units. A Unitholder's basis in his Units and of his fractional interest in each Trust asset must be reduced, but not below zero, by the Unitholder's pro rata portion of certain types of dividends.

         If more than 50% of the value of the total assets of the RIC consist of stock or securities in foreign corporations, the RIC may elect to pass through to its shareholders the foreign income and similar taxes paid by the RIC in order to enable its share-holders to take a credit (or deduction) for foreign income taxes paid by the RIC. If this election is made, Unitholders of the Trust, because they are deemed to own a pro rata portion of the Securities held by such Trust, as described above, must include in their gross income, for federal income tax purposes, both their portion of dividends received by such Trust from the RIC and also their portion of the amount which the RIC deems to be their portion of foreign income taxes paid with respect to, or withheld from, dividends, interest, or other income of the RIC from its foreign investments. Unitholders may then subtract from their federal income tax the amount of such taxes withheld, or else treat such foreign taxes as deductions from gross income; however as in the case of investors receiving income directly from foreign sources, the above described tax credit or deduction is subject to certain limitations.

   (vi) Under the Indenture, under certain circumstances, a Unitholder tendering Units for redemption may request an in kind distribution of Securities upon the redemption of Units or upon the termination of the Trust. As previously discussed, prior to the redemption of Units or the termination of the Trust, a Unitholder is considered as owning a pro rata portion of each of the Trust's assets. The receipt of an in kind distribution will result in a Unitholder receiving whole Securities and possibly cash. The potential Federal income tax consequences which may occur under an in kind distribution will depend upon whether or not a Unitholder receives cash in addition to Securities. A Unitholder will not recognize gain or loss if a Unitholder only receives Securities in exchange for his or her pro rata portion in the Securities held by the Trust. However, if a Unitholder also receives cash in exchange for the Trust asset or a fractional share of a Security held by the Trust, such Unitholder will generally recognize gain or loss based upon the difference between the amount of cash received by the Unitholder and his or her tax basis in such Trust asset or fractional share of a Security held by the Trust. The total amount of taxable gains (or losses) recognized upon such redemption will generally equal the sum of the gain (or loss) recognized under the rules described above by the redeeming Unitholder with respect to each Security owned by the Trust.

     Distributions from the Trust attributable to dividends received by the Trust from the Securities will generally not be eligible for the dividends received deduction for corporations.

     Section 67 of the Code provides that certain miscellaneous itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by an individual only to the extent they exceed 2% of such individual's adjusted gross income. Unitholders may be required to treat some or all of the expenses of the Trust as miscellaneous itemized deductions subject to this limitation. In addition, Unitholders will not be able to deduct some of their interest expense for debt they incurred or continued to purchase or carry Trust Units.

     A Unitholder will recognize taxable gain (or loss) when all or part of his or her pro rata interest in the Trust asset is disposed of for an amount greater (or less) than his or her tax basis therefor in a taxable transaction, subject to various non recognition provisions of the Code.

     If a Unitholder disposes of a Unit, he or she is deemed thereby to have disposed of his or her entire pro rata interest in all Trust assets including his or her pro rata portion of all of the Trust's assets represented by the Unit.

     In addition it should be noted that capital gains can be recharacterized as ordinary income in the case of certain financial transactions that are "conversion transactions."

     It should be noted that payments to the Trust of dividends on Securities that are attributable to foreign corporations may be subject to foreign withholding taxes and Unitholders should consult their tax advisers regarding the potential tax consequences relating to the payment of any such withholding taxes by the Trust. Any dividends withheld as a result thereof will nevertheless be treated as income to the Unitholders. Because under the grantor trust rules, an investor is deemed to have paid directly his share of foreign taxes that have been paid or accrued, if any, an investor may be entitled to a foreign tax credit or deduction for United States tax purposes with respect to such taxes. A required holding period is imposed for such credits.

     A Unitholder who is a foreign investor (i.e., an investor other than a United States citizen or resident or United States corporation, partnership, estate or trust) may be subject to United States Federal income taxes, including withholding taxes on distributions from the Trust relating to such investor's share of dividend income paid on Securities. A Unitholder who is a foreign investor will not be subject to United States Federal income taxes, including withholding taxes on any gain from the sale or other disposition of his or her pro rata interest in any Security held by the Trust or the sale of his or her Units provided that all of the following conditions are met:

          (i) the gain is not effectively connected with the conduct by the foreign investor of a trade or business within the United States;

         (ii) the foreign investor (if an individual) is not present in the United States for 183 days or more during his or her taxable year; and

        (iii) the foreign investor provides all certification which may be required of his status.

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including foreign, state or local taxes, foreign investors, corporations, broker-dealers or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

     We have also examined the income tax laws of the State of California to determine its applicability to the California Municipal Income Closed-End Portfolio, Series 7 (the "California Trust") being created as part of the Fund and to the holders of Units in the California Trust who are full-time residents of the State of California ("California Unitholders").

     In connection therewith, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other documents as we have deemed pertinent. We have assumed that the assets of the California Trust will consist of shares in entities each of which is taxed as a regulated investment company (each a "California RIC" and collectively, the "California RICs") for federal income tax purposes (the "California RIC Shares").

     We have not independently examined the RIC Shares to be deposited in and held in the California Trust or any opinions of counsel with respect threto. However, although we express no opinion with respect to the California RIC Shares, in rendering our opinion expressed herein, we have assumed that: (i) each RIC qualifies as a regulated investment company for federal income tax purposes and (ii) at the close of each quarter of the taxable year of each California RIC, at least 50 percent of the value of such California RIC's total assets consists of obligations the interest on which is exempt from the income tax imposed by the State of California that is applicable to individuals, trusts and estates (the "California Personal Income Tax").

     Based upon the foregoing, and upon an investigation of such matters of law as we considered to be applicable, we are of the opinion that, under existing provisions of the law of the State of California as of the date hereof:

          1. The California Trust is not an association taxable as a corporation for purposes of the California Corporation Tax Law, and each California Unitholder will be treated as the owner of a pro rata portion of the California Trust, and the income of such portion of the California Trust will be treated as the income of the California Unitholders under the California Personal Income Tax.

           2. The portion of each dividend paid by a California RIC to the California Trust and distributed to a California Unitholder which (i) is excludable from California taxable income for purposes of the California Personal Income Tax if received directly by a California Unitholder, (ii) is properly designated as an exempt-interest dividend for California income tax purposes in a written notice mailed to its shareholders not later than 60 days after the close of its taxable year and (iii) does not exceed the amount of interest received by the RIC during its taxable year (minus certain non-deductible expenses) on obligations the interest on which would be excludable from California taxable income for purposes of the California Personal Income Tax if received directly by a California Unitholder, will be excludable from California taxable income for purposes of the California Personal Income Tax when received by the California Trust and distributed to a California Unitholder. However, dividends other than California exempt-interest dividends paid by a California RIC will generally be taxable for purposes of the California Personal Income Tax.

          3. Each California Unitholder of the California Trust will generally recognize gain or loss for California Personal Income Tax purposes if the Trustee disposes of a California RIC Share (whether by redemption, sale or otherwise) or when the California Unitholder redeems or sells Units of the California Trust, to the extent that such a transaction results in a recognized gain or loss to such California Unitholder for federal income tax purposes. However, there are certain differences between the recognition of gain or loss for federal income tax purposes and for California Personal Income Tax purposes, and California Unitholders are advised to consult their own tax advisors.

          4. Under the California Personal Income Tax, interest on indebtedness incurred or continued by a California Unitholder to purchase Units in the California Trust is not deductible for purposes of the California Personal Income Tax.

     This opinion does not address the taxation of persons other than full time residents of California. This opinion relates only to California Unitholders subject to the California Personal Income Tax. No opinion is expressed with respect to the taxation of California Unitholders subject to the California Corporation Tax Law and such California Unitholders are advised to consult their own tax advisors. Please note, however, that dividends from the California RIC Shares attributed to a California Unitholder that is subject to the California Corporation Tax Law may be includible in its gross income for purposes of determining its California franchise tax and its California income tax. We have not examined any of the California RIC Shares to be deposited and held in the California Trust or any opinions of counsel with respect thereto, and we express no opinion with respect to taxation under any other provisions of the California law. Ownership of the Units may result in collateral California tax consequences to certain taxpayers. Prospective investors should consult their tax advisors as to the applicability of any such collateral consequences.

     We have also examined certain laws of the State of Florida to determine their applicability to the Florida Municipal Income Closed-End Portfolio, Series 2 (the "Florida Trust") and to the holders of Units in the Florida Trust who are residents of the State of Florida. "Non-Corporate Unitholder" means a Unitholder of the Florida Trust who is an individual not subject to the Florida state income tax on corporations under Chapter 220, Florida Statutes and "Corporate Unitholder" means a Unitholder of the Florida Trusts that is a corporation, bank or savings association or other entity subject to the Florida state income tax on corporations or franchise tax imposed on banks or savings associations under Chapter 220, Florida Statutes.

     We have assumed that the assets of the Florida Trust will consist only of shares (the "Florida RIC Shares") in entities each of which is taxed as a regulated investment company (each a "Florida RIC" and collectively, the "Florida RICs") for federal income tax purposes.

     We have not independently examined the Florida RIC Shares to be deposited in and held in the Florida Trust or any opinions of counsel with respect thereto. However, although we express no opinion with respect to the RIC Shares, in rendering our opinion expressed herein, we have assumed that each Florida RIC Share is exempt from the Florida intangible personal property tax.

     Under interpretations promulgated by the Florida Department of Revenue, shares in a Florida RIC are generally not subject to the intangible property tax so long as (i) the Florida RIC Shares are units in or shares of a unit investment trust or business trust organized under an agreement, indenture or declaration of trust and registered under the Investment Company Act of 1940, as amended, and (ii) on the last business day of each calendar year, at least 90% of the net asset value of the assets of the Florida Tax-Free Funds consist of:

      -  obligations of the U.S. government and its agencies; or
      - obligations of the State of Florida and its municipalities, counties and other taxing districts; or
      - other assets exempt from the Florida intangible property tax.

     If more than 10% of the net asset value of the assets of a Florida RIC consists of any other types of assets that are not exempt from the Florida intangible property tax on that date, then the entire value of the shares in the Florida RIC is subject to the intangible property tax (except that the portion attributable to U.S. government obligations may be exempt from the tax).

     Based on the foregoing assumptions, it is our opinion that:

          (a)    Neither  the  Florida  Trust  nor  Non-Corporate
     Unitholders will be subject to the Florida income tax imposed by Chapter 220, Florida Statutes.

          (b) Corporate Unitholders will generally be subject to Florida income or franchise taxation under Chapter 220, Florida Statutes (1) on all dividends received by the Florida Trust, (2) on gain realized when Florida RIC Shares are sold, redeemed or paid at maturity and (3) on gain on the sale or redemption of Units, to the extent such items are allocable to Florida under Chapter 220, Florida Statutes. In the case of Corporate Unitholders that have a commercial domicile in Florida 100 percent of the items of income described in clauses (1) through (3) of the immediately preceding sentence will be allocable to Florida to the extent that such income constitutes "nonbusiness income."

          (c) Florida Trust Units held by a Florida resident will not be excluded from the resident's estate for Florida estate tax purposes.

          (d) The Florida Trust Units will not be subject to the Florida ad valorem tax, the Florida intangible personal property tax or the Florida sales or use tax. However, if less than 90 percent of the net asset value of the portfolio of assets corresponding to such Units is invested in assets that are exempt from the Florida intangible personal property tax, then the Units will generally be subject to the Florida intangible personal property tax.

     We  express  no opinion with respect to taxation  under  any other provision of Florida law. Ownership of the Units may result in collateral Florida tax consequences to certain taxpayers. Prospective investors should consult their tax advisors as to the applicability of any such collateral consequences.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-123106) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                Very truly yours,



                                CHAPMAN AND CUTLER LLP

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